Norfolk Southern Corporation	James A. Squires
Three Commercial Place	Chairman, President and
Norfolk, Virginia 23510-2191	Chief Executive Officer

April 12, 2016

To Our Fellow Norfolk Southern Shareholders:

Canadian Pacific (“CP”) has announced that it has withdrawn its unsolicited proposal to acquire Norfolk Southern and its related shareholder resolution. As such, CP’s shareholder resolution has been removed from the agenda of the upcoming 2016 Annual Meeting of Shareholders, which will be held on May 12, 2016.

If you would like to change your vote or if you have not yet voted, we ask that you please vote your shares as soon as possible using the revised proxy card enclosed with this letter. CP has also announced that at this time, it does not intend to submit any proxies already voted. If you previously voted on CP’s Green proxy card, please vote your shares again using the enclosed proxy card.

Our board of directors and management team remain intensely focused on continuing to successfully implement our strategic plan to reduce costs and drive growth. We are confident that the continued execution of our plan will deliver superior value for all Norfolk Southern shareholders.

Thank you for your input and support.

Sincerely,

/s/ Jim Squires	/s/ Steven F. Leer
Jim Squires	Steven F. Leer
Chairman, President and Chief Executive Officer	Lead Independent Director

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated

Call Toll-free: (877) 717-3936 (from the US and Canada)
Call: +1 (412) 232-3651 (from other locations)

This letter serves as a supplement to our Proxy Statement and should be read in conjunction with the Proxy Statement and Annual Report, dated as of March 28, 2016, which we previously provided to our shareholders of record as of March 22, 2016. The revised proxy card differs from the original proxy card previously furnished to you in that the enclosed proxy card does not include the advisory shareholder proposal previously submitted and withdrawn by CP. If you return, or have returned, an original White proxy card, your proxy will remain valid for all of the proposals other than the advisory shareholder proposal submitted by CP, and will be voted at the 2016 Annual Meeting of Shareholders unless revoked in the manner described in our definitive Proxy Statement.